UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2025

StepStone Private Credit Fund LLC

(Exact name of registrant as specified in its charter)

Delaware	814-01624	92-0758580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

277 Park Avenue, 44th Floor New York, New York	10172
(Address of principal executive offices)	(Zip Code)

(212) 351-6100

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 17, 2025 (the “Closing Date”), StepStone Private Credit Fund LLC (the “Company”) completed its $298.87 million term debt securitization, also known as a collateralized loan obligation (the “2025-I CLO”), in connection with which a subsidiary of the Company issued the Debt (as defined below). The 2025-I CLO is subject to the Company’s overall asset coverage requirement.

The debt offered in the 2025-I CLO was issued and incurred by StepStone CLO 2025-I LLC (the “Issuer”), a direct, wholly-owned, consolidated subsidiary of the Company, and consists of (i) Class A Senior Secured Floating Rate Notes and Class B Senior Secured Floating Rate Notes (collectively, the “Secured Debt”), and (ii) the subordinated notes (the “Subordinated Notes” and, together with the Secured Debt, the “Debt”), the terms of which are summarized in the table below:

Class	Par Size ($)	Ratings (S&P)	Coupon
Class A Notes	174,000,000	AAA(sf)	SOFR + 1.68%
Class B Notes	30,000,000	AA(sf)	SOFR + 2.00%
Subordinated Notes	94,870,000	N/A	N/A

The Company directly retained all of the Class B Notes and Subordinated Notes issued in the 2025-I CLO.

The 2025-I CLO is backed by a diversified portfolio of broadly syndicated commercial loans and middle-market commercial loans and participation interests therein. The portfolio will be managed by the Company pursuant to a collateral management agreement entered into with the Issuer on the Closing Date (the “Collateral Management Agreement”). The Company has agreed to irrevocably waive all collateral management fees payable to it so long as it is the collateral manager under the Collateral Management Agreement. The Debt is scheduled to mature on August 20, 2037; however, the Secured Debt may be redeemed by the Issuer, at the direction of the Company, on any business day after August 20, 2027, (i) in whole in order of seniority (with respect to all classes of Secured Debt) but not in part from sale proceeds, contributions of cash, refinancing proceeds and/or any other amounts available in accordance with the Indenture, dated as of the Closing Date (the “Indenture”), by and between the Issuer and UMB Bank, National Association, as Trustee or (ii) in part by class from refinancing proceeds, contributions of cash, partial refinancing interest proceeds and/or any other amounts available in accordance with the Indenture, and the Subordinated Notes may be redeemed, in whole but not in part, on any business day on or after the redemption of the Secured Debt in full.

As part of the 2025-I CLO, the Company and the Issuer entered into a master loan sale agreement on the Closing Date (the “Sale Agreement”), pursuant to which the Company sold, transferred, assigned, contributed or otherwise conveyed to the Issuer certain loans and participation interests therein securing the 2025-I CLO for the purchase price and other consideration set forth in the Sale Agreement. The remainder of the initial collateral portfolio was acquired as participation interests by the Issuer pursuant to a Master Participation Agreement for Par/Near Par Trades, dated as of the Closing Date (the “Participation Agreement” and, together with the Sale Agreement, the “Transfer Agreements”), by and among the Issuer, as buyer, and the Company, SPV Facility I LLC and StepStone SPV Facility III LLC (collectively, the “Participation Sellers”), as sellers, for the purchase price and other consideration set forth in the Participation Agreement. Following the foregoing transfers, the Issuer, and not the Company or the Participation Sellers, holds all of the ownership interest in such loans and participation interests. The Company and the Participation Sellers, as applicable, made customary representations, warranties and covenants pursuant to the Transfer Agreements.

The Secured Debt is a secured obligation of the Issuer, the Subordinated Notes are the unsecured obligations of the Issuer, and the Indenture secures (as applicable) and governs the Debt pursuant to customary covenants and events of default. The Debt has not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities or “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

The descriptions of the documentation related to the 2025-I CLO contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the underlying agreements, attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, incorporated into this Current Report on Form 8-K by reference.

Item 2.03. Creation of Direct Financial Obligation

The information included under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Indenture, dated as of September 17, 2025, by and between StepStone CLO 2025-I LLC, as issuer, and UMB Bank, National Association, as trustee.

10.2	Collateral Management Agreement, dated as of September 17, 2025, by and between StepStone CLO 2025-I LLC, as issuer, and StepStone Private Credit Fund LLC, as collateral manager.

10.3	Master Loan Sale Agreement, dated as of September 17, 2025, by and between StepStone Private Credit Fund LLC, as seller, and StepStone CLO 2025-I, as issuer.

10.4	Master Participation Agreement for Par/Near Par Trades, dated as of September 17, 2025, by and among StepStone CLO 2025-I LLC, as buyer, and StepStone Private Credit Fund LLC, SPV Facility I LLC and StepStone SPV Facility III LLC, as sellers.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2025

StepStone Private Credit Fund LLC

	By:	/s/ Joseph Cambareri
	Name:	Joseph Cambareri
	Title:	Chief Financial Officer

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